UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 30, 2012

Date of Report (Date of earliest event reported)

Rovi Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53413	26-1739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Departure of Principal Financial Officer

On April 30, 2012, Mr. James Budge notified the Company that he is resigning as the Company’s Chief Financial Officer and Chief Operating Officer effective May 18, 2012.

(c)    Appointment of Principal Financial Officer

On May 3, 2012, the Company announced the appointment of Mr. Peter C. Halt as the Company’s Chief Financial Officer, effective May 19, 2012. Mr. Halt continues to serve as the Company’s Chief Accounting Officer.

Mr. Halt has served as the Company’s Senior Vice President and Chief Accounting Officer since May 2008 when the acquisition of Gemstar-TV Guide International by the Company was completed. Mr. Halt previously served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar from March 2004 to May 2008. Prior to joining Gemstar, Mr. Halt served in various capacities at Sony Pictures Entertainment, including serving as Chief Financial Officer of Sony Pictures Digital Entertainment from November 2000 to November 2003 and Corporate Controller of Sony Pictures Entertainment from July 1997 to November 2000. Mr. Halt holds a B.S. in Business from the University of Southern California.

Mr. Halt’s compensatory arrangements for his service as the Company’s Chief Financial and Chief Accounting Officer are set forth below in subpart (e).

(e)    Compensation of Principal Financial and Principal Accounting Officer

Under the terms of Mr. Halt’s employment with the Company, Mr. Halt is employed on an “at will” basis, is entitled to an initial annual base salary of $375,000, and is eligible to participate in the Senior Executive Company Incentive Plan (the “EIP”) for calendar year 2012 on a pro rated basis with a cash bonus target equal to 60% of his base salary. The Company will also grant to Mr. Halt, on June 1, 2012, options to purchase 75,000 shares of Company common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter.

Additionally, the Company will grant Mr. Halt two Restricted Stock Awards on July 1, 2012, the first in the amount of 25,000 shares and the second in the amount of 5,000 shares (the “RSAs”). The first of such RSAs (the 25,000 share RSA) will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date. The second of such RSAs (the 5,000 share RSA) will vest over a period of up to four years based on the achievement of those total annual (measured on a calendar year basis) adjusted pro forma operating profit performance metrics disclosed, with respect to Performance-Based Restricted Stock Grants, on Form 8-K filed with the Securities and Exchange Commission on February 17, 2012.

Mr. Halt will also be offered an Executive Severance and Arbitration Agreement. Under the terms of such agreement, in the event of a change in control of the Company, Mr. Halt is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested stock awards held by Mr. Halt shall become immediately vested. The only severance payments payable to Mr. Halt are those that require (1) a “change in control” of the Company and (2) Mr. Halt’s termination of employment by the Company without cause or by Mr. Halt with “good reason.” Mr. Halt is also entitled to receive all welfare benefits that the Company has provided to him immediately prior to a “change in control” during the period in which the Company is obligated to pay his severance payments, or if sooner, until Mr. Halt is entitled to welfare benefits from any entity employing him after his employment with the Company terminates. Mr. Halt’s right to receive benefits under this agreement, including his right to exercise any options that have accelerated under this agreement, will cease if he accepts employment with one of the Company’s competitors. In addition, under this agreement, Mr. Halt would agree, for one year following his termination, not to solicit any Company employee to work for another business.

Mr. Halt is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of his employment not in connection with a “change in control” of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)

Date: May 4, 2012	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel